AMENDED AND RESTATED BY-LAWS

OF

STURM, RUGER & COMPANY, INC.
(A Delaware Corporation)

As of May 5, 2025

Article 1.

Offices

Section 1.               Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.               Additional Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

Article 2.

Shareholders

Section 1.               Annual Meeting. An annual meeting of shareholders shall be held on such day and at such time as may be designated by the Board of Directors for the purpose of electing Directors and for the transaction of such other business as properly may come before such meeting. Any previously scheduled annual meeting of the shareholders may be postponed by resolution of the Board of Directors upon public notice given on or prior to the date previously scheduled for such annual meeting of the shareholders. If the election of Directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.

Section 2.               Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statue, may be called by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than a majority of all the shares of the corporation issued and outstanding and entitled to vote at the meeting.

Section 3.               Place of Meetings. Meetings of the shareholders shall be held at the office of the corporation in Fairfield, Connecticut, or at such other suitable place within or without the State of Delaware as may be designated by the President or the Board of Directors of the corporation.

Section 4.               Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the President or Secretary to each shareholder of record entitled to vote at such meeting, by leaving such notice with him or at his residence or usual place of business, or by mailing a copy thereof addressed to him at his last known post-office address as last shown on the stock records of the corporation, postage prepaid, not less than ten (10) nor more than sixty (60) days before the date of such meeting. Without limiting the manner by which notice otherwise may be given to the shareholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with Delaware General Corporation Law (the “Act”)) by the shareholder to whom the notice is given. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the Act.

Section 5.               Closing of Transfer Books or Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of the shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of the shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

Section 6.               Voting Lists. The officer or agent having charge of the stock transfer books for shares of the corporation shall make, at least five (5) days before each meeting of shareholders of which at least seven (7) days’ notice is given, a complete list or other equivalent record of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of, and the number and class of shares held by each. Such list or other equivalent record shall, for a period of five (5) days prior to such meeting, be kept on file at the principal office of the corporation and shall be subject to inspection by any shareholder during usual business hours for any proper purpose in the interest of the shareholder as such or of the corporation and not for speculative or trading purposes, or for any purpose inimical to the interest of the corporation or of its shareholders. Such list or other equivalent record shall also be produced and kept open at the time and place of the meeting and shall be subject for any such proper purpose to such inspection during the whole time of the meeting. The original share transfer books shall be prima facie evidence as to who are the shareholders entitled to inspect such list or other equivalent record.

Section 7.               Voting Rights. Except as otherwise provided by law or by the certificate of incorporation or by these by-laws, each holder of record of shares of stock entitled to vote on any matter shall have one vote for each such share held of record by him and a proportionate vote for any fractional shares so held by him. Only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the shareholders entitled to vote at a meeting shall be entitled to vote at such meeting. Shares standing in the names of two (2) or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one (1) of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.

Section 8.               Proxies. At any meetings of the shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless it specifies the length of time for which it is to continue in force or limits its use to a particular meeting not yet held. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to the exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

Section 9.               Quorum. A majority of the outstanding shares of the corporation, entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 10.           Voting of Shares at a Meeting. When a quorum is present at any meeting, the affirmative vote of the holders of shares of stock representing a majority of the votes cast on a matter (or if there are two or more classes of stock entitled to vote as a separate class, then in the case of each such class, the holders of shares of stock of that class representing a majority of the votes cast on the matter) shall decide any matter to be voted upon by the shareholders at such meeting and shall be valid and binding on the corporation, except when a different vote is required by express provision of law, the certificate of incorporation or these by-laws.

Section 11.           Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name.

Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledges, and thereafter the pledge shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to the corporation or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

At all shareholders meetings, any vote, if so requested by any shareholder, shall be by ballot, and the name of each shareholder so voting shall be written upon each ballot with the number of shares held by him.

Section 12.           Order of Business. So far as consistent with the purposes of the meeting, the order of business at all shareholders meetings shall be as follows:

-	Roll call of shareholders;
-	Reading of notice of meeting;
-	Minutes of preceding meeting and action thereon;
-	Reports of Directors, officers and committees;
-	Unfinished business;
-	New business;
-	Election of Directors, if an annual meeting.

Section 13.           Action by Written Consent. Any action required to be taken at any annual or special meeting of the shareholders, or any other action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in accordance with applicable law.

Section 14.           Nomination of Directors at Annual Meeting. Except for directors elected in accordance with Article 3, Section 3 of these by-laws by the Board of Directors to fill a vacancy or newly-created directorship or as otherwise required by applicable law or stock market regulation, only persons who are nominated in accordance with the procedures in this Section 14 or Section 15 shall be eligible for election as directors at an annual meeting of the shareholders or any adjournment thereof. Nomination for election to the Board of Directors of the corporation at an annual meeting of the shareholders may be made by the Board of Directors or by any shareholder of the corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section 14 or Section 15. Such nominations, other than those made by or on behalf of the Board of Directors or pursuant to Section 15, shall be made by notice, in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered and received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice. A shareholder’s notice of the nomination of a director pursuant to this Section 14 shall set forth (a) as to each proposed nominee, (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director if elected); (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the corporation’s books, of such shareholder, (ii) the number of shares of the corporation which are beneficially owned by such shareholder and (iii) a representation that such shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the corporation which are beneficially owned by such person. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

The officer presiding at a meeting of the shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Nothing in the foregoing provision shall obligate the corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any nominee for directors submitted by a shareholder.

Section 15.           Proxy Access.

(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Section 15, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Board of Directors, the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by an Eligible Shareholder (as defined below) that expressly elects at the time of providing the notice required by this Section 15 to have such nominee included in the corporation’s proxy materials pursuant to this Section 15. For the purposes of this Section 15, the “Required Information” that the corporation will include in its proxy statement is: (i) the information provided to the Secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (ii) if the Eligible Shareholder so elects, a Supporting Statement (as defined below). For the avoidance of doubt, nothing in this Section 15 shall limit the corporation’s ability to solicit against any Shareholder Nominee or include in its proxy materials the corporation’s own statements or other information relating to any Eligible Shareholder or Shareholder Nominee, including any information provided to the corporation pursuant to this Section 15. Subject to the provisions of this Section 15, the name of any Shareholder Nominee included in the corporation’s proxy statement for an annual meeting of shareholders shall also be set forth on the form of proxy distributed by the corporation in connection with such annual meeting.

(b) In addition to any other applicable requirements, for a nomination to be made by an Eligible Shareholder pursuant to this Section 15, the Eligible Shareholder must have given timely notice of such nomination (the “Notice of Proxy Access Nomination”) in proper written form to the Secretary of the corporation. To be timely, the Notice of Proxy Access Nomination must be received by the Secretary at the principal executive offices of the corporation not earlier than one-hundred-and-fifty (150) days prior to, and no later than one hundred and twenty (120) days prior to, the first anniversary of the date that the corporation first distributed its proxy statement to shareholders for the immediately preceding annual meeting of shareholders. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 15.

(c) The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two (2) or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 15 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty percent (20%) (such number, as it may be adjusted pursuant to this Section 15, the “Permitted Number”). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. For the purposes of determining when the Permitted Number has been reached, each of the following persons shall be counted as one of the Shareholder Nominees: (i) any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 15 whose nomination is subsequently withdrawn, (ii) any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 15 whom the Board of Directors decides to nominate for election to the Board of Directors and (iii) any director in office as of the Final Proxy Access Nomination Date who was included in the corporation’s proxy materials as a Shareholder Nominee for either of the two (2) preceding annual meetings of shareholders (including any individual counted as a Shareholder Nominee pursuant to the immediately preceding clause (ii)) and whom the Board of Directors decides to nominate for re-election to the Board of Directors. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 15 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 15 exceeds the Permitted Number. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 15 exceeds the Permitted Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 15 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the corporation each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the Permitted Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 15 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this Section 15 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Notwithstanding anything to the contrary contained in this Section 15, the corporation shall not be required to include any Shareholder Nominee(s) in its proxy materials pursuant to this Section 15 for any meeting of shareholders for which the Secretary of the corporation receives notice (whether or not subsequently withdrawn) that any shareholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance requirements for shareholder nominees set forth in Article 2, Section 14.

(d) An “Eligible Shareholder” is a shareholder or group of no more than twenty (20) shareholders (counting as one shareholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that: (i) has owned (as defined below) continuously for at least three (3) years (the “Minimum Holding Period”) a number of shares of common stock of the corporation that represents at least three percent (3%) of the corporation’s outstanding common stock as of the date the Notice of Proxy Access Nomination is received by the Secretary of the corporation in accordance with this 15 (the “Required Shares”) (ii) continues to own the Required Shares through the date of the annual meeting and (iii) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 15. A “Qualifying Fund Group” is a group of two or more funds that are: (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. Whenever the Eligible Shareholder consists of a group of shareholders (including a group of funds that are part of the same Qualifying Fund Group), (1) each provision in this Section 15 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition) and (2) a breach of any obligation, agreement or representation under this Section 15 by any member of such group shall be deemed a breach by the Eligible Shareholder. No person may be a member of more than one group of shareholders constituting an Eligible Shareholder with respect to any annual meeting.

(e) For the purposes of this Section 15, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the shareholder possesses both: (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. For the purposes of this Section 15, a shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on five (5) business days’ notice and includes in the Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Shareholder Nominees will be included in the corporation’s proxy materials and (B) will continue to hold such recalled shares through the date of the annual meeting or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the corporation are “owned” for these purposes shall be determined by the Board of Directors (or any duly authorized committee thereof). For purposes of this Section 15, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(f) To be in proper written form for purposes of this Section 15, the Notice of Proxy Access Nomination must include or be accompanied by the following:

(i) a written statement by the Eligible Shareholder certifying as to the number of shares it owns and has owned continuously during the Minimum Holding Period, and the Eligible Shareholder’s agreement to provide (A) within five (5) business days following the later of the record date for the determination of shareholders entitled to vote at the annual meeting or the date notice of the record date is first publicly disclosed, a written statement by the Eligible Shareholder certifying as to the number of shares it owns and has owned continuously through the record date and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting;

(ii) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is received by the Secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five (5) business days following the later of the record date for the determination of shareholders entitled to vote at the annual meeting or the date notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;

(iii) a copy of the Schedule 14N that has been or is concurrently being filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iv) the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to Article 2, Section 14, together with the written consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

(v) a representation that the Eligible Shareholder (A) will continue to hold the Required Shares through the date of the annual meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this Section 15, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any shareholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation, (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting and (G) has provided and will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(vi) a written agreement that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (B) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 15 or any solicitation or other activity in connection therewith and (C) file with the Securities and Exchange Commission any solicitation or other communication with the shareholders of the corporation relating to the meeting at which its Shareholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;

(vii) a written representation and agreement from each Shareholder Nominee that such Shareholder Nominee (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the corporation, will act or vote on any issue or question ( a “Voting Commitment”) that has not been disclosed to the corporation in such representation and agreement, or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation in such representation and agreement, (C) would be in compliance, if elected as a director of the corporation, and will comply with the corporation’s code of conduct and ethics, corporate governance guidelines, stock ownership and trading policies and guidelines and any other policies or guidelines of the corporation applicable to directors and (D) will make such other acknowledgements, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the corporation’s directors;

(viii) in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 15 (including withdrawal of the nomination); and

(ix) in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one shareholder for purposes of qualifying as an Eligible Shareholder, documentation reasonably satisfactory to the corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

(g) In addition to the information required pursuant to Article 2, Section 15(f) or any other provision of these By-laws, (i) the corporation may require any proposed Shareholder Nominee to furnish any other information (A) that may reasonably be requested by the corporation to determine whether the Shareholder Nominee would be independent under the rules and listing standards of the principal United States securities exchange upon which the common stock of the corporation is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors (collectively, the “Independence Standards”), (B) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee or (C) that may reasonably be requested by the corporation to determine the eligibility of such Shareholder Nominee to be included in the corporation’s proxy materials pursuant to this Section 15 or to serve as a director of the corporation, and (ii) the corporation may require the Eligible Shareholder to furnish any other information that may reasonably be requested by the corporation to verify the Eligible Shareholder’s continuous ownership of the Required Shares for the Minimum Holding Period.

(h) The Eligible Shareholder may, at his or her option, provide to the Secretary of the corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed five hundred (500) words, in support of the Shareholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 15, the corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes (i) would violate any applicable law or regulation, or (ii) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person or the corporation.

(i) In the event that any information or communications provided (to the corporation or its shareholders) by an Eligible Shareholder or a Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or fails to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation of any such defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the corporation relating to any such defect (including the right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 15). In addition, any person providing any information to the corporation pursuant to this Section 15 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the determination of shareholders entitled to vote at the annual meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the corporation not later than five (5) business days following the later of the record date for the determination of shareholders entitled to vote at the annual meeting or the date notice of the record date is first publicly disclosed.

(j) Notwithstanding anything to the contrary contained in this Section 15, the corporation shall not be required to include in its proxy materials, pursuant to this Section 15, any Shareholder Nominee (i) who would not be an independent director under the Independence Standards, (ii) whose election as a member of the Board of Directors would cause the corporation to be in violation of these By-laws, the corporation’s Certificate of Incorporation, the rules and listing standards of the principal United States securities exchange upon which the common stock of the corporation is listed or traded, or any applicable law, rule or regulation, (iii) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (iv) who is named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (v) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (vi) who, within the past five (5) years, has directly or indirectly, whether through an affiliate, associate or intermediary, publicly advocated for repeal of the Second Amendment to the Constitution of the United States or who shall have otherwise publicly advocated for legislation which, if enacted, would (A) restrict the sale of products and accessories which the corporation has lawfully sold or was lawfully permitted to sell, or (B) restrict those markets in which said products and accessories were lawfully permitted to be sold, (vii) who has provided any information to the corporation or its shareholders that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, or (viii) who is ineligible to ship, transport, receive, or possess firearms or ammunition pursuant to 18 U.S.C. §922(g), or who is not a U.S. Person as that term is defined by the International Traffic in Arms Regulations (ITAR), at 22 C.F.R. §120.15.

(k) Notwithstanding anything to the contrary set forth herein, if (i) a Shareholder Nominee and/or the applicable Eligible Shareholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 15 or (ii) a Shareholder Nominee otherwise becomes ineligible for inclusion in the corporation’s proxy materials pursuant to this Section 15 or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as determined by the Board of Directors (or any duly authorized committee thereof) or the chairman of the annual meeting, (A) the corporation may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting, (B) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder and (C) the Board of Directors (or any duly authorized committee thereof) or the chairman of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. In addition, if the Eligible Shareholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 15, such nomination shall be declared invalid and disregarded as provided in clause (C) above.

(l) Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least twenty-five percent (25%) of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 15 for the next two (2) annual meetings of shareholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Article 2, Section 14.

(m) This Section 15 provides the exclusive method for a shareholder to include nominees for election to the Board of Directors in the corporation’s proxy materials.

Section 16.           Shareholder Business. At any meeting of the shareholders, only such business shall be conducted as shall have been (a) specified in the notice of meeting (or any supplement thereto), (b) brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, if such business relates to the election of directors of the corporation, the procedures in Sections 14 or 15 of this Article 2 must be complied with. For business to be properly brought before a special meeting by a shareholder, and for business other than the election of directors to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary. For notice by the shareholder to be timely such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered and received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. For special meetings of the shareholders, a shareholder’s notice to be timely must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, a shareholder’s notice to be timely must be delivered or mailed to the Secretary not later than the close of business on the tenth (10th) day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first. In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice. With respect to director nominees at a special meeting of the shareholders, a shareholder’s notice to the Secretary shall set forth the information required by Section 14 of this Article 2 and the corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation. With respect to all other business at a special meeting of the shareholders, a shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are beneficially owned by such shareholder and such person, if any, and (d) any material interest of the shareholder, and such person, if any, in such business. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at any meeting of the shareholders except in accordance with the procedures set forth in this Section 16 and except that any shareholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended, and is to be included in the corporation’s proxy statement for an annual meeting of the shareholders shall be deemed to comply with the requirements of this Section 16; provided, however, that as to any shareholder proposal sought to be included in any proxy statement of the corporation pursuant to SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule), the shareholder proponent of such proposal shall comply with SEC Rule 14a- 8, rather than this Section 16 to the extent that any of the requirements of this Section 16 conflict with SEC Rule 14a-8.

The officer presiding at a meeting of the shareholders shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 16, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

Nothing in the foregoing provision shall obligate the corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any nominee for directors submitted by a shareholder.

Article 3.

Board of Directors

Section 1.               General Powers. The business and affairs of the corporation shall be managed by its Board of Directors.

Section 2.               Number, Tenure and Qualifications. The number of directors constituting the Board of Directors of the corporation shall be the number, not less than five (5) nor more than nine (9), unless the Certificate of Incorporation of the corporation provides otherwise, fixed from time to time by a majority vote of the Whole Board of Directors; provided, no decrease in the number of Directors shall have the effect of shortening or terminating the term of office of any incumbent director. Directors need not be shareholders of the corporation when first elected. Directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified.

Section 3.               Vacancies. Vacancies in the Board of Directors, because of death, resignation, or increase in the number of Directors by Board resolution or for any other reason, shall be filled by a majority of the Directors remaining in office, even if less than a quorum, and the Director elected to fill such vacancy shall serve for the unexpired portion of his predecessors term and until his successor is elected and qualified. In the event that the Whole Board (as hereinafter defined) is not elected at the Annual Meeting of the shareholders, an additional Director or additional Directors may be elected at any special meeting of the shareholders to hold office until the next annual meeting of the shareholders, or until a successor or successors shall be elected, and shall at no time exceed the Whole Board. Election shall be by written ballot.

As used herein, the term “Whole Board” shall mean the total number of Directors authorized at the time.

Section 4.               Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution. Non-management Directors will meet in regularly scheduled executive sessions outside the presence of management Directors in accordance with the rules of the New York Stock Exchange for the purpose of full and frank discussion of the corporation’s affairs. An executive session will generally be held as part of each regularly scheduled Board meeting.

Section 5.               Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President and shall be called on the written request of a majority of the Board. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 6.               Notice. Notice of any special meeting of the Board of Directors shall be addressed to each Director at such Director’s residence or business address and shall be sent to such Director by mail, electronic mail, telecopier, telegram or telex or telephoned or delivered to such Director personally. If such notice is sent by mail, it shall be sent not later than three days before the day on which the meeting is to be held. If such notice is sent by electronic mail, telecopier, telegram or telex, it shall be sent not later than twenty-four (24) hours before the time at which the meeting is to be held. If such notice is telephoned or delivered personally, it shall be received not later than twenty-four (24) hours before the time at which the meeting is to be held. Such notice shall state the time, place and purpose or purposes of the meeting.

Section 7.               Quorum. A majority of the Board of Directors as fixed from time to time in accordance with Article 3, Section 2 of these by-laws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided however that if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

Section 8.               Manner of Acting. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 9.               Compensation. By resolution of the Board of Directors, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director form serving the corporation in any other capacity and receiving compensation therefor.

Section 10.           Presumption of Assent. A Director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Section 11.           Annual Reports. At the annual meeting of the shareholders, the Board of Directors shall submit a report on the condition of the corporation’s business.

Section 12.           Committees of Directors. The Board of Directors may, by resolution or resolutions passed by a majority of the Whole Board, designate a nominating and corporate governance committee, a compensation committee, an audit committee or one or more additional committees, each committee to consist of two or more of the Directors of the Corporation and to be established and governed in accordance with a written charter adopted by a majority of the Whole Board. Any nominating and corporate governance committee, compensation committee or audit committee of the Board of Directors shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, subject to any limitations provided by the applicable written charter and by-law. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The term of office of the members of each committee shall be as fixed from time to time by the Board of Directors; provided, however, that any committee member who ceases to be a member of the Board of Directors shall automatically cease to be a committee member.

At any meeting of a committee, the presence of one-third, but not less than two, of its members then in office shall constitute a quorum for the transaction of business; and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee; provided, however, that in the event that any member or members of the committee is or are in any way interested in or connected with any other party to a contract or transaction being approved at such meeting, or are themselves parties to such contract or transaction, the act of a majority of the members present who are not so interested or connected, or are not such parties, shall be the act of the committee. Each committee may provide for the holding of regular meetings, make provision for the calling of special meetings and, except as otherwise provided in these by-laws or by resolution of the Board of Directors, make rules for the conduct of its business.

The committees shall keep minutes of their proceedings and report the same to the Board of Directors when required; but failure to keep such minutes shall not affect the validity of any acts of the committee or committees.

Article 4.

Officers

Section 1.               Number. The officers of the corporation shall be a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary.

Section 2.               Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed as hereinafter provided.

Section 3.               Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.               Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 5.               Chairman of the Board, Vice- Chairman, President and Chief Executive Officer. The Chairman of the Board shall be an independent, non-management Director, shall preside at all meetings of the shareholders and Directors, including the executive sessions of non-management Directors, and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. An independent, non-management Director shall be elected as Vice-Chairman of the Board by the non-management Directors (the “Lead Vice-Chairman”), and shall preside at meetings of the shareholders and Directors in the absence or disability of the Chairman of the Board and shall have such other duties as may be prescribed from time to time by the Board. The full Board may also elect a second Vice-Chairman of the Board, who may, but need not be, an independent, non-management Director, to assist the Chairman of the Board and the Lead Vice-Chairman and who shall have such other duties as may be prescribed from time to time by the Board.

The President shall be the chief executive officer of the Corporation, unless a separate Chief Executive Officer has been so designated by the Board. The Chief Executive Officer shall have general supervision and direction of the business of the Corporation, including supervision of the other officers of the Corporation, shall have all the general powers and duties usually vested in the chief executive officer of a corporation, shall see that all orders and resolutions of the Board are carried into effect and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. If a separate Chief Executive Officer is designated by the Board, the President shall have such powers and duties as may be prescribed from time to time by the Board.

Section 6.               The Vice Presidents. In the absence of the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or in the event of his death, inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President or Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President or Chief Executive Officer. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties as from time to time may be assigned to him by the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or by the Board of Directors.

Section 7.               Secretary. The Secretary shall: (a) keep the minutes of the shareholders’ and of the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep a register of the post-office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) sign with the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or by the Board of Directors.

Section 8.               Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or by the Board of Directors.

Section 9.               Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President, or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or the Board of Directors.

Section 10.           Delegation of Duties and Powers. In case of the absence or disability of any officer, or for any other reason that the Board may deem sufficient, the Board may delegate the powers and duties of such officer to any other officer, or to any Director, for the time being; provided, a majority of the entire Board concurs therein.

Section 11.           Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the corporation.

Article 5.

Indemnification

Section 1.               Indemnification of Officers and Directors. Except to the extent prohibited by law, the corporation shall indemnify each person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation, any action, suit or proceeding by or in the right of the corporation (a “Proceeding”), by reason of the fact that he or she (a) is or was a director or officer of the corporation, or (b) is or was a director or officer of the corporation and is or was serving at the request of the corporation any other corporation or any partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) in any capacity, or (c) is or was an officer or director of any subsidiary of the corporation (except as set forth in Section 8 of this Article 5), against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding. Except to the extent prohibited by law, the right of each officer and director to indemnification hereunder (x) shall pertain both as to action or omission to act in his official capacity and as to action or omission to act in another capacity while holding such office; (y) shall be a contract right and (z) shall include the right to be paid by the corporation the expenses incurred in any such Proceeding in advance of the final disposition of such Proceeding upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be ultimately determined that such director or officer is not entitled to indemnification hereunder or otherwise. The contract right to indemnification (including the advancement of expenses) described in the provisions of this section shall be deemed to vest immediately and no amendment to or repeal of this provision shall operate retroactively to deprive any current director or officer or any former director or officer of the right to indemnification (including the advancement of expenses) pursuant to the provisions of this section for acts or omissions that occurred prior to such amendment or repeal.

Section 2.               Right of Claimant to Bring Suit. If the corporation receives a written claim for indemnification under Sections 1 or 3 of this Article 5 which it has not paid in full within ninety (90) days after it receives such claim, the claimant may at any time thereafter bring an action against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with (a) any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation or (b) any Proceeding in which the claimant was successful on the merits or otherwise) that the claimant has not met the standards of conduct which make it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant had not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

Section 3.               Indemnification of Employees and Agents. Except to the extent prohibited by law, the corporation may indemnify each person who was or is a party or is threatened to be made a party to, or is involved in, any Proceeding by reason of the fact that he or she (a) is or was an employee or agent of the corporation or (b) is or was an employee or agent of the corporation and is or was serving at the request of the corporation any other corporation or any partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) in any capacity, or (c) is or was an employee or agent of any subsidiary of the corporation, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding. The power of the corporation to indemnify each employee and agent hereunder (x) shall pertain both as to action in such person’s official capacity and as to action in another capacity while holding such office and (y) shall include the power (but not the obligation) to pay the expenses incurred in any such Proceeding in advance of the final disposition of such Proceeding upon such terms and conditions, if any, as the Board of Directors of the corporation deems appropriate.

Section 4.               Procedure for Obtaining Indemnification Award. Except as set forth in Section 5 of this Article 5, any indemnification under Sections 1 or 3 of this Article 5 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and, in case of any Proceeding by or in the right of the corporation, that such person shall have not been adjudged to be liable to the corporation, and, in the case of any indemnification under Section 3 of this Article 5, because the Board of Directors in its discretion deems such indemnification appropriate. The determination referred to in this Section shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such Proceeding or (b) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the shareholders or (d) any court having jurisdiction.

Section 5.               Indemnification of Expenses. To the extent that any person who is either (i) described in the first sentence of Section 1 of this Article 5 or (ii) an employee or agent of the corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 6.               Non-Exclusivity of Rights. The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Section 7.               Insurance. The corporation may purchase and maintain insurance at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation or of any subsidiary of the corporation, or is or was serving at the request of the corporation, any other corporation, or any partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) in any capacity against any asserted loss, liability or expense, whether or not the corporation would be required, or permitted, to indemnify him or her against such loss, liability or expense under the provisions of the Act or this Article.

Section 8.               Limitation of Indemnity with respect to Subsidiaries. The indemnity provided for in Section 1(c) in this Article 5 for officers and directors of any subsidiary of the corporation is hereby expressly limited to actions or omissions to act from and after the later of the date the subsidiary becomes a wholly-owned subsidiary of the corporation or the date on which any person becomes an officer or director of such subsidiary.

Section 9.               Severability. Any invalidity, illegality or unenforceability of any provision of this Article in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

Section 10.           Benefits of Article. The rights conferred on any person by this Article shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person.

Article 6.

Contracts, Loans, Checks and Deposits

Section 1.               Contracts. The Board Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2.               Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 3.               Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 4.               Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board of Directors may select.

Section 5.               Endorsements. No officer or agent of this corporation shall have power to endorse in the name of and on behalf of the corporation any note, bill of exchange, draft, check or other written instrument for the payment of money, other than notes issued for purposes of sale, save only for the purpose of collection of said instrument, except upon the express authority of the Board of Directors.

Article 7.

Certificates for Shares and Their Transfer

Section 1.               Certificates for Shares. Certificates representing shares of the corporation may be certificated or uncertificated, as provided by the General Corporation Law of the State of Delaware. Each Shareholder, upon written request to the transfer agent or registrar of the Corporation, shall entitled to a certificate for shares in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman of the Board of Directors, the President or the Chief Executive Officer, if a separate Chief Executive Officer has been designated by the Board, or a Vice President and by the Treasurer, Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except and in the case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.

Section 2.               Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary, and if such shares are certificated, on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

Article 8.

Miscellaneous

Section 1.               Fiscal Year. The fiscal year of the corporation shall begin on the first day of January and end on the thirty-first day of December in each year.

Section 2.               Dividends. The Board of Directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

Section 3.               Seal. The corporation shall have a common seal which shall include the words “STURM, RUGER & CO., INC.” in a circle within which are the words and figures “Corporate Seal 1969 Delaware.”

Section 4.               Waiver of Notice. Whenever any notice is required to be given to any shareholder or Director of the corporation under the provisions of these by-laws or under the provisions of the Delaware Corporation Law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Article 9.

Section 1.               Amendments. These by-laws may be altered, amended or repealed and new by-laws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors provided that notice of the proposed action is contained in the written notice of such meeting, and by the shareholders at a meeting duly called and properly noticed for that purpose.